Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (Nos. 333-211411, 333-206930, 333-169549, 333-166883, 333-166421, 333-166420, 333-164539, 333-159424, 333-159421, and 333-150920) and on Form S-1 (Nos. 333-210840, 333-205193, 333-201589, 333-199799, and 333-199797) of our report dated March 31, 2017, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (the Company),  as of and for the years ended December 31, 2016 and 2015, which report is included in this Annual Report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 31, 2017